EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

     a) CoStar Realty Information, Inc., a Delaware corporation

     b) CoStar Limited, a U.K. company

     c) CoStar UK Limited, a U.K. company

d) Grecam S.A.S., a France Societée par Actions Simplifiée

e) Property and Portfolio Research, Inc., a Delaware corporation

f) Property and Portfolio Research Ltd., a U.K. company

g) Resolve Technology, Inc., a Delaware corporation

h) VirtualPremise, Inc., a Delaware corporation

i) LoopNet, Inc. a Delaware corporation

j) REApplications, Inc., a Delaware corporation

k) CoStar Realty Information Canada Ltd., a British Columbia company

l) CoStar International LLC., a Delaware company